Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report in this Registration Statement on Form S-1 (the “Registration Statement”) our report dated May 22, 2024, except stock issuances and related equity items to retroactively reflect the company’s reverse recapitalization as to which the date is January 13, 2025 relating to the financial statements of Firefly Neurosciences, Inc. (the “Company”) as of and for the years ended December 31, 2023, and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 7, 2025

Turner, Stone & Company, L.L.P. Accountants and Consultants
12700 Park Central Drive, Suite 1400

Dallas, Texas, 75251
Telephone: 972-239-1660/Facsimile: 972-219-1665
Toll Free: 877-853-4195
Web site: turnerstone.com